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                                                                      EXHIBIT 5



                [SQUIRE, SANDERS & DEMPSEY L.L.P. LETTERHEAD]



                                October 14, 1998



Citizens Bancshares, Inc.
(Renamed "Sky Financial Group, Inc.")
221 South Church Street
Bowling Green, Ohio 43402

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-4 ("Registration Statement") to be filed by Citizens Bancshares, Inc. (Renamed "Sky Financial Group, Inc.") ("Sky Financial") in connection with the issuance of up to 5,249,750 of its common shares, no par value (the "Sky Financial Common Shares"), upon the terms and conditions set forth in the Agreement and Plan of Merger, dated as of July 22, 1998, by and between Sky Financial and The Ohio Bank, providing for the merger of an interim bank subsidiary of Sky Financial with and into The Ohio Bank (the "Merger Agreement"). We have examined the Merger Agreement, and such documents and matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

        Based upon the foregoing, we are of the opinion that the Sky Financial Common Shares, when issued by Sky Financial as contemplated in the Merger Agreement and the Registration Statement, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our firm under the caption "Legal Opinions" in the prospectus/proxy statement contained therein.

                                                Respectfully submitted,

                                                SQUIRE, SANDERS & DEMPSEY L.L.P.